ANTON & CHIA

CERTIFIED PUBLIC ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Diversified Resources Inc.:

We consent to the inclusion in the foregoing Registration Statement on Form S-1 of our report dated February 12, 2013, relating to our audit of the balance sheet of Diversified Resources, Inc. as of October 31, 2012, and the related statements of operations, stockholders' deficit, and cash flows for the year ended October 31, 2012. Our report dated February 12, 2013, relating to the financial statements includes an emphasis paragraph relating to an uncertainty as to the Company's ability to continue as a going concern.

We also consent to the reference to us under the caption "Experts" in the Registration Statement.

/s/ **Anton & Chia, LLP**

Newport Beach, California

March 5, 2013